Exhibit 10.21

ADVANCEPIERRE FOODS, INC.

2016 EXECUTIVE SEVERANCE PLAN

AdvancePierre Foods, Inc. (the “Company”) hereby adopts this AdvancePierre Foods, Inc. 2016 Executive Severance Plan, effective as of [         ], 2016 (the “Effective Date”), for the benefit of “Eligible Executives” (as defined below).

The “Plan” (as defined below) is intended to help retain qualified executives, maintain a stable work environment, provide guidelines for the payment of “Severance Pay” and the provision of “Company-Paid COBRA Coverage” (each, as defined below).

The Plan serves as the plan document for the Company and there are no other plan documents.  The Plan supersedes any and all prior plans, policies or practices, written or oral, with respect to severance pay or benefits, which may have previously applied to employees of the Company, except for the Advance Pierre Foods Special Enhanced Severance Plan and severance pay or benefit provisions in any individual employment contract between the Company and any individual, as amended from time to time, which remain in full force and effect.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “Employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).

SECTION 1.                              DEFINITIONS.   As hereinafter used:

1.1                               “Annual Base Salary” means, for purposes of the Plan, the Eligible Executive’s annual base salary as in effect as of such Eligible Executive’s Separation Date.  Annual Base Salary does not include any bonus or incentive pay, commission, benefits, 401(k) contributions or any other remuneration.

1.2                               “Annual Bonus Amount” means, for purposes of the Plan, the last annual bonus actually paid to the Eligible Executive prior to the Separation Date for a full fiscal year of employment with the Company, determined without regard to the payment of any special bonuses (e.g., transaction bonuses); provided, if the Eligible Executive, on the Separation Date, has never been paid an annual bonus with respect to one full fiscal year, then the Eligible Executive’s Annual Bonus Amount shall equal (A) the amount of the Eligible Executive’s guaranteed bonus in respect of the year of termination, if applicable, or (B) if the Eligible Executive is not eligible to receive a guaranteed bonus in respect of the year of termination, then the amount of the Eligible Executive’s target bonus for the year in which such Separation Date occurs.

1.3                               “Board” means the Board of Directors of the Company.

1.4                               “Cause” means, as determined by the Plan Administrator in its sole discretion,

(a)                     If an Eligible Executive is party to a written employment agreement with the Company, the meaning ascribed to such term therein (if any);

(b)                     If an Eligible Executive is not party to a written employment agreement with the Company or such written employment agreement ascribes no meaning to such term, then if such Eligible Executive is party to the Company’s Special Enhanced Severance Plan, the meaning ascribed to such term therein;

(c)                                  If an Eligible Executive is not party to a written employment agreement with the Company or such written employment agreement ascribes no meaning to such term and if an Eligible Executive is not party to the Company’s Special Enhanced Severance Plan, then a termination of an Eligible Executive’s employment because of an Eligible Executive’s (i) failure to perform his or her duties to the Company; (ii) any material breach of a written employment contract with the Company by such employee; (iii) willful violation by such employee of any law, rule or regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company; (iv) the conviction or commission of, or the entry of a guilty plea or plea of no contest to, any felony or other crime involving moral turpitude; (v) violation of any material policy of the Company (including, but not limited to, the covenants set forth in Section 2.7 of the Plan); (vi) misappropriation, embezzlement or dishonesty; or (vii) disclosure of confidential information regarding the Company or its business.

1.5                               “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as it may be amended from time to time.

1.6                               “Company” means AdvancePierre Foods, Inc.

1.7                               “Company-Paid COBRA Coverage” means, for each Eligible Executive, provided such Eligible Executive timely elects health insurance coverage under the Company’s health insurance plans for the Eligible Executive and/or his or her eligible dependents under COBRA, the number of months, as set forth in Section 2.1 below, in which the Company will pay the Eligible Executive’s cost of COBRA coverage following the Eligible Executive’s Separation Date.

1.8                               “Disability” means an Eligible Executive’s inability, because of physical or mental illness or injury, to perform the essential functions of his or her customary duties to the Company, even with a reasonable accommodation, and the continuation of such disabled condition for a period of six (6) months.

1.9                               “Effective Date” means [            ], 2016.

1.10                        “Eligible Executive” means any Executive Officer who is employed full-time or part-time by the Company as of the Effective Date, excluding any individual (a) whose pay is reported to the IRS on Form 1099; (b) who is treated as an independent contractor or consultant on the books and records of the Company; or (c) who is suspended (with or without pay) as of the Effective Date; provided, however, that notwithstanding anything to the contrary contained herein, no Eligible Executive shall be entitled to Severance Pay to the extent such Eligible Executive is eligible for greater cash severance benefits under any other written agreement, plan or arrangement to which the Company or any affiliate is party, in the Plan Administrator’s sole discretion.

1.11                        “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.12                        “Executive Officer” means any employee of the Company who is an officer-level direct report to the Chief Executive Officer and any other executive deemed eligible for this Plan through written approval of the Chief Executive Officer.

1.13                        “Other Executive Officer” means any Executive Officer of the Company other than the Chief Executive Officer or the Chief Financial Officer.

1.14                        “Plan” means the AdvancePierre Foods, Inc. 2016 Executive Severance Plan, as set forth herein, as may be amended from time to time.

1.15                        “Plan Administrator” means a committee or such person or persons appointed by the Board to administer the Plan.

1.16                        “Qualifying Termination of Employment” means the termination of an Eligible Executive’s employment without Cause by the Company on or after the Effective Date.  Qualifying Termination of Employment shall not include a termination of employment on account of (i) a termination of employment by the Company for Cause, death or Disability; (ii) any termination of employment by an Eligible Executive; or (iii) a termination due to the sale of the Company, a facility, division or subsidiary following which the Eligible Executive is not offered comparable employment by the such purchaser or successor.

1.17                        “Release” means the form of agreement as provided by the Company.

1.18                        “Release Effective Date” means the date upon which the Release becomes effective pursuant to the Release’s terms.

1.19                        “Separation Date” means the date on which an Eligible Executive incurs a Qualifying Termination of Employment.

1.20                        “Severance Pay” means the amounts, as applicable, described below:

(a)                     With respect to the individual serving as Chief Executive Officer of the Company, an amount equal to the sum of: (x) two times the Eligible Executive’s Annual Base

Salary; plus (y) two times the average of the Eligible Executive’s Annual Bonus Amount for each of the two fiscal years completed prior to the Eligible Executive’s Separation Date;

(b)                     With respect to the individual serving as Chief Financial Officer of the Company, an amount equal to the sum of: (x) one and one-half times the Eligible Executive’s Annual Base Salary; plus (y) one and one-half times the average of the Eligible Executive’s Annual Bonus Amount for each of the two fiscal years completed prior to the Eligible Executive’s Separation Date; or

(c)                      With respect to all Other Executive Officers of the Company, an amount equal to the sum of: (x) one times the Eligible Executive’s Annual Base Salary; plus (y) one times the average of the Eligible Executive’s Annual Bonus Amount for each of the two fiscal years completed prior to the Eligible Executive’s Separation Date.

1.21                        “Target Bonus Amount” means the target annual bonus amount in effect for such Eligible Executive as of the Eligible Executive’s Separation Date.

SECTION 2.                              SEVERANCE PAY AND BENEFITS.

2.1                               Subject to the provisions of the Plan, including, but not limited to, Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.9 below, each Eligible Executive who experiences a Qualifying Termination of Employment shall be entitled to receive:

(a)                                 Severance Pay in the form of a lump-sum payment, less all applicable payroll taxes and authorized withholdings, no later than the second regular Company payroll date following the Eligible Executive’s Release Effective Date;

(b)                                 twenty-four (24) months in the case of the Chief Executive Officer, eighteen (18)  months in the case of the Chief Financial Officer or twelve (12) months in the case of any Other Executive Officer of Company-Paid COBRA Coverage beginning in the month following the month in which the Eligible Executive’s Separation Date occurs; provided, that the coverage period for purposes of COBRA shall run concurrently with the Company-Paid COBRA Coverage period; provided, further, that Company-Paid COBRA Coverage shall cease at such time as the Eligible Executive becomes eligible for coverage with a subsequent employer or otherwise ceases to be eligible for COBRA coverage; and

(c)                                  outplacement services for three (3) months with an entity to be selected by the Company, provided that such services must be used beginning no later than three (3) months following the Separation Date.

2.2                               If an Eligible Executive is rehired or re-engaged by the Company or any affiliate, such Eligible Executive shall no longer be eligible to receive any payments or benefits under Section 2.1.

2.3                               No Eligible Executive who incurs a Qualifying Termination of Employment shall be eligible to receive the payments and benefits set forth in Section 2.1 unless he or she first executes the Release no later than forty-five (45) days following the Separation Date; provided that the Eligible Executive may not sign the Release prior to the Separation Date.  If the Eligible Executive does not execute and return the Release within the required time frame, or if the Release Effective Date does not occur, the Eligible Executive shall not be entitled to any payments or benefits under the Plan.

2.4                               In the event of an Eligible Executive’s death after the Separation Date, any unpaid portion of the Severance Pay will be paid to the Eligible Executive’s designated beneficiary (or to the Eligible Executive’s estate if no beneficiary is designated) as if the Eligible Executive had survived under the same terms and conditions provided hereunder.

2.5                               Where the Company provides an Eligible Executive with advance notice of a Qualifying Termination of Employment, the Eligible Executive will be eligible to receive the payments and benefits under Section 2.1 above only if he or she remains employed by the Company until the Eligible Executive’s Separation Date as specified by the Company.  Without limiting the generality of the foregoing, if an Eligible Executive transfers to another position within the Company or its affiliates or terminates employment with the Company prior to his or her Separation Date for any reason other than a Qualifying Termination of Employment, such Eligible Executive shall not be eligible for any of the payments and benefits under Section 2.1 above.

2.6                               If the Company provides an Eligible Executive with advance notice pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law that requires advance notice to Eligible Executives in the event of a closing or layoff (the “WARN Act”), and the Company releases the Eligible Executive from the performance of active duties during all or part of the WARN Act notice period, then the Plan Administrator may, in its sole discretion, reduce the sum of the Eligible Executive’s Severance Pay by the amount of compensation paid by the Company from the first day of the Eligible Executive’s release from the performance of active duties through the end of the WARN Act notice period.

2.7                               In order to receive and retain any Severance Pay or benefits under Section 2.1 above, an Eligible Executive must (a) remain in compliance at all times with the terms and conditions of (i) the AdvancePierre Foods, Inc. Code of Conduct; (ii) the AdvancePierre Foods, Inc. Employee Handbook; and (iii) any terms and conditions of any individual employment agreements to which the Eligible Executive is a party, in each case, including, but not limited to, under clauses (i) and (ii) above and any confidentiality, return of company property, non-defamation and nondisparagement provisions and any restrictions on speaking on behalf of the Company to the media; (b) satisfactorily perform his or her duties to the Company; and (c) refrain from directly or indirectly, both during Eligible Executive’s employment with the Company and at all times thereafter, defaming the Company and/or its parent company and/or any of their affiliates or any of their businesses or employees, customers, suppliers, vendors or distributors.

2.8                               If the Plan Administrator determines, at any time during or after an Eligible Executive’s employment, that the Eligible Executive has breached any of the covenants set forth in Section 2.7 of the Plan, then at the Plan Administrator’s sole discretion the Eligible Executive shall no longer be eligible for any payments or benefits under the Plan and shall be required to repay the Company any amounts received under the Plan, subject to applicable law.  Any repayments required under this Section 2.8 must be made by the Eligible Executive within thirty (30) days following written demand from the Company.

2.9                               Notwithstanding anything to the contrary herein, no payments or benefits shall be payable or otherwise provided under this Plan to the extent such payments or benefits are duplicative of payments of benefits payable or otherwise provided under any other individual employment contract or another written severance plan.

SECTION 3.                              PLAN ADMINISTRATION.

3.1                               The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority in its sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance Pay, to interpret the Plan, to prescribe, amend and rescind such rules and regulations relating to the Plan as it shall deem necessary or appropriate, and to make all other determinations necessary or advisable for the administration of the Plan.

3.2                               All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in accordance with the procedure for claims and appeals described in Section 6.  Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Eligible Executives and all other parties in interest.

3.3                               The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4                               The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

3.5                               In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.  The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Plan Administrator’s own fraud or bad faith.  Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

SECTION 4.                              PLAN MODIFICATION OR TERMINATION.

4.1                               The Plan may be modified or amended by the Board at any time; provided, however, no modification or amendment shall be made that would materially impair the rights of an Eligible Executive actively receiving benefits under the Plan at the time of such modification or amendment without such Eligible Executive’s consent.

4.2                               The benefits provided for in the Plan are not vested benefits and the Plan shall not be funded.  No Eligible Executive shall have any right to or interest in any assets of the Company or other rights under the Plan.

SECTION 5.                              GENERAL PROVISIONS.

5.1                               Nothing in the Plan shall be deemed to give any Eligible Executive the right to be retained in the employ of the Company or any subsidiary thereof, or to interfere with the right of the Company to discharge him or her at any time and for any reason, with or without notice or Cause.

5.2                               Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Executive under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Executive.  When a payment is due under the Plan to an Eligible Executive who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.3                               If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

5.4                               The Company intends that the Plan constitute a “welfare plan” as such term is defined under ERISA. The Plan shall be governed by and construed in accordance with ERISA and all applicable rules and regulations thereunder and to the extent not pre-empted by ERISA, the laws of the State of Ohio.

5.5                               The Plan shall be effective as of the Effective Date and shall remain in effect unless and until terminated by the Board pursuant to Section 4.1 hereof.

5.6                               The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.  It is intended that the Plan constitute a “separation pay plan,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and that each of separately identified payments hereunder constitutes separate payments for purposes of Section 409A.  Accordingly, to the maximum extent permitted, the payments under the Plan shall be interpreted and administered in a manner such that they do not constitute deferred compensation within the meaning of Section 409A.  No Severance Pay shall be paid later than the last day of the second taxable year of the Eligible Executive following the taxable year of the Eligible Executive in which the Eligible Executive’s “separation from service” (within the meaning of Section 409A) occurs.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Severance Pay that would otherwise be payable during the six (6)-month period immediately following an Eligible Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following such separation from service (or upon the Eligible Executive’s death, if earlier).   Neither the Company nor any of its employees or representatives shall have any liability to Eligible Executive with respect to Section 409A.

5.7          Any successor to the Company or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under the Plan and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a successor or “Change in Control” (as defined in the Company’s Special Enhanced Severance Plan). For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of this Agreement by operation of law.

SECTION 6.         CLAIMS, INQUIRIES, APPEALS.

6.1          Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

AdvancePierre Foods, Inc.

9987 Carver Rd., Suite 500

Blue Ash, OH 45242

Attention:  Senior Vice President, Human Resources

6.2          Denial of Claims.

(a)           In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the Eligible Executive, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

(b)           This written notice will be given to the Eligible Executive within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

(c)           This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(d)           Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator

AdvancePierre Foods, Inc.

9987 Carver Rd., Suite 500

Blue Ash, OH 45242

Attention:  Senior Vice President, Human Resources

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

6.3          Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 6.3 the application will be deemed denied on review.

6.4          Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

6.5          Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 6.1 above; (b) has been notified by the Plan

Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period); (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.2 above; and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 6.3 above).

ADDENDUM TO THE ADVANCEPIERRE FOODS, INC.
2016 EXECUTIVE SEVERANCE PLAN

This addendum is provided to enable this document to serve as, and to satisfy the requirements applicable to, a summary plan description.  This addendum sets forth your rights under ERISA and provides general information regarding the Plan.

Your Rights under ERISA
(Employee Retirement Income Security Act of 1974, as amended)

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

•                  Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•                  Obtain, upon written request to the Plan Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series).  The Plan Administrator may require a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court.  If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

General Information

The following additional details are provided to you for your information and possible use:

Name of Plan:	AdvancePierre Foods, Inc. 2016 Executive Severance Plan.

Type of Plan:	The Plan is an employee welfare benefit plan, providing for the payment of severance benefits. All benefits under the Plan are paid from the general assets of the Company.

Plan Year:	January 1 to December 31.

Recordkeeping:	The Plan and its records are kept on a calendar year basis, January 1 — December 31.

Source of Contributions:	The Plan is unfunded and the Company pays for the cost of coverage.

Plan Sponsor:	AdvancePierre Foods, Inc. 9987 Carver Rd., Suite 500 Blue Ash, OH 45242

Plan Administrator	Senior Vice President, Human Resources AdvancePierre Foods, Inc. 9987 Carver Rd., Suite 500

Blue Ash, OH 45242

Agent for Service of Legal Process	CT Corporation System Service may be made on the plan administrator.

Employer Identification Number:	80-0304279

Plan Number:	507